Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A PREFERRED STOCK
OF
KENNEDY-WILSON HOLDINGS, INC.

(Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware)
Kennedy-Wilson Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST: Pursuant to the authority granted to the Board of Directors of the Company (the “Board”) pursuant to the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Section 151(g) of the DGCL, the Board previously authorized the issuance of, and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of, 100,000 shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), as evidenced by the Certificate of Designation with respect to such Series A Preferred Stock filed with the Secretary of State of the State of Delaware on May 21, 2010 (as amended, the “Series A Certificate of Designation”).
SECOND: No shares of Series A Preferred Stock are outstanding, and none will be issued subject to the Series A Certificate of Designation governing such Series A Preferred Stock.
THIRD: The Board has duly adopted the following resolutions approving the elimination of the Series A Preferred Stock, which resolutions remain in full force and effect as of the date hereof:
RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none will be issued subject to the Series A Certificate of Designation;
RESOLVED FURTHER, that the Authorized Officers be, and each of them hereby is, authorized and directed in the name and on behalf of the Company to file a Certificate of Elimination with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL, substantially in the form provided to the Board, setting forth a copy of these resolutions;
RESOLVED FURTHER, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred Stock and all of the shares that were designated as Series A Preferred Stock shall be returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series;
RESOLVED FURTHER, that the Authorized Officers, and each such Authorized Officer, acting alone and requiring no other signature by any of the other Authorized Officers, be, and hereby is, authorized, empowered and directed to exercise all the powers and responsibilities of the Authorized Officers as set forth in these resolutions; and

RESOLVED FURTHER, that the Authorized Officers be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.
FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred Stock are hereby eliminated from the Certificate of Incorporation, and the shares that were designated as Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.
IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on the seventh day of March, 2022.

KENNEDY-WILSON HOLDINGS, INC.

By: /s/ In Ku Lee
Name: In Ku Lee
Title: Secretary